Exhibit 3.113

Certificate of Amendment

to the Articles of Organization

of

Magnum NGLs Solution Mining LLC

Magnum NGLs Solution Mining LLC, a limited liability company duly organized and existing under the laws of the State of Utah, pursuant to Section 48-2c-408 of the Utah Revised Limited Liability Company Act, as amended (the “Act”), hereby amends its Articles of Organization as described below.

Article 4 of the Articles of Organization of Magnum NGLs Solution Mining LLC, as filed with the Utah Division of Corporations and Commercial Code on March 18, 2013, is hereby amended to read:

Management. The Company will be managed by its member(s).

The above amendment was duly adopted by the consent of the sole Member of the Company on the 16th day of September, 2014, as required by Sections 48-2c-803 or -804 of the Act, and in accordance with the Articles of Organization and Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 16th day of September, 2014.

MEMBER:

Magnum NGLS, LLC

By:	/s/ William G. Laughlin

Its:	Manager